                                                                    EXHIBIT (11)


                            BUCKEYE PARTNERS, L.P.
                       COMPUTATION OF EARNINGS PER UNIT
             (In thousands, except for Units and per Unit amounts)
                                  (Unaudited)

                                                  Quarter Ended March 31,
                                              -------------------------------
                                                  1995               1994
                                                  ----               ----
Income before extraordinary charge            $    11,405        $    11,784
Extraordinary charge on early
 extinguishment of debt                                 -             (1,569)
                                               ----------         ----------

Net income                                    $    11,405        $    10,215
                                               ==========         ==========

Primary earnings per Unit:
  Income before extraordinary charge          $      0.94        $      0.97
  Extraordinary charge on early
   extinguishment of debt                               -              (0.13)
                                               ----------         ----------

  Net Income                                  $      0.94        $      0.84
                                               ==========         ==========

Fully-diluted earnings per Unit:
  Income before extraordinary charge          $      0.94        $      0.97
  Extraordinary charge on early
   extinguishment of debt                               -              (0.13)
                                               ----------         ----------

  Net income                                  $      0.94        $      0.84
                                               ==========         ==========

Average number of Units outstanding:
  Units outstanding at March 31                12,139,122         12,121,212
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Primary)                              17,240             25,581
                                               ----------         ----------
  Total Units outstanding - Primary            12,156,362         12,146,793
                                               ==========         ==========
  Units outstanding at March 31                12,139,122         12,121,212
  Exercise of Options reduced by the
   number of Units purchased with
   proceeds (Fully-diluted)                        17,763             25,581
                                               ----------         ----------
  Total Units outstanding -
   Fully-diluted                               12,156,885         12,146,793
                                               ==========         ==========

Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulation S-K item 601(b)(11).